Exhibit 1.02

For More Information:
Investor Relations Monish Bahl CDC Corporation 678-259-8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Games Reiterates Revenue and

Adjusted Net Income Guidance for Second Quarter 2008

SHANGHAI, ATLANTA, May 21, 2008 –-CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and pioneer of the “free-to-play, pay for merchandise” model for online games in China, announced today that, based on preliminary financial projections, the company reiterates its previously announced revenue guidance for CDC Games of (U.S.)$11 million to (U.S.)$12 million for Q2 2008, which would represent growth of approximately 32 percent compared to $8.7 million in Q1 2008. Additionally, CDC Games reiterates its expectation to achieve positive adjusted net income by the end of Q2 2008.

On May 21, CDC Games reported total revenue for Q1 2008 of (U.S.) $8.7 million, an increase of 10 percent from Q4 2007. This marked the second consecutive quarter of strong sequential-quarter growth for CDC Games, which believes that it has a relatively stable, recurring and repeatable revenue base.

The reiteration of Q2 2008 guidance includes the effects of CDC Games’ suspension of game services for three days, from May 19, 2008 through May 21, 2008. This suspension was made as a gesture of sympathy for the earthquake victims in China, and was also made in response to the announcement made by the State Council of the People’s Republic of China to honor a three-day national mourning for the victims.

“We are very pleased to reiterate our CDC Games guidance for the second quarter of 2008,” said John Huen, chief operating officer of CDC Games. “We believe that we are experiencing a growing momentum for our CDC Games business. The benefits of our diversification strategy are also becoming clear. Our revenue is now derived from our portfolio of 8 MMO games across multiple geographies. This diversified portfolio and our common games publishing platform will be leveraged to improve cross-promotion of games within our player base and improve the cost effectiveness of our new games launches going forward. Looking ahead, we are excited about the quality of our pipeline of new games, including Dragonsky, Life Online, Digimon and casual games such as Come on Baby, that we expect to launch in the second half of 2008.”

* Special Note Regarding CDC Games Financial Guidance
The reiteration of financial guidance provided herein applies to CDC Games only, a business unit of CDC Corporation. This financial guidance does not apply to, and is not indicative of, the consolidated financial results of CDC Corporation, or the financial results of CDC Software Corporation, China.com, Inc. or any of their respective affiliates or subsidiaries. Investors are cautioned not to place reliance on the financial guidance set forth herein for purposes of any investment decision with respect to the shares of CDC Corporation and should read the foregoing in conjunction with the reports and other materials filed with the United States Securities and Exchange Commission by CDC Corporation, including, without limitation, its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007.

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with more than 140 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force. Launched in July 2007, Special Force has consistently ranked in the Top 10 downloaded games in China and becoming the top revenue producer for CDC Games. Currently, CDC Games offers six popular MMO online games in China that include: Special Force, Yulgang, Shaiya, Mir III, Shine and Eve Online. In March 2007, the company announced the formation of CDC Games Studio to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies. Through its CDC Games International (CGI) subsidiary, the company launched a long-term strategy to be a global publisher of MMO games. As part of this long term strategy, CDC Games launched the www.12FootTall.com portal to showcase online games and related content in North America. For more information on CDC Games, visit: www.cdcgames.net

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs about the financial performance of CDC Games, including amounts for revenues and adjsted net income, our beliefs regardging the stability, recurring nature, repeatability and other charateristics of CDC Games’ revenues, our beliefs regarding the impact and utility of our improved operating metrics and the continuation thereof, our beliefs regarding the present and future momentum in the CDC Games business, our beliefs regarding the quality of our games pipeline, our ability to launch additional games in the future, the accuracy, completeness and utility of the revenue and adjusted net income guidance provided herein for CDC Games, our ability to resume providing guidance currently and in future periods for CDC Games in future periods, our estimates regarding our revenues and financial performance, including adjusted net income, our financial and strategic position for the remainder of 2008 for CDC Games, our belief regarding our foundation for future success throughout the year, our beliefs regarding the consistency of our business, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to successfully develop, license and market first person shooter and other games; (c) the future growth of the online games industry in the China market and other markets throughout the world; (d) the possibility of launch and development delays; (e) the development of competing products and technology; (f) the continued popularity and player acceptance of Yulgang, Special Force and our other games; and (g) the continuation of our contractual and other partners to perform their obligations under agreements with us. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise